Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
AMSCAN HOLDINGS, INC.,
AMSCAN ACQUISITION, INC.
and
FACTORY CARD & PARTY OUTLET CORP.
September 17, 2007

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TABLE OF CONTENTS

PAGE

10.16.	Captions	40

ANNEX A CONDITIONS TO THE OFFER

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Table Of Defined Terms

Terms	Section
Acquisition Proposal	7.2(e)
Affiliate Transaction	5.19
Agreement	Preamble
Antitrust Laws	7.4(c)
Audit Committee Requirements	1.3(b)
Board	Recitals
Board Recommendation	1.2(a)
Certificate of Merger	2.2
Certificates	4.4(b)
Claim	7.1(a)(xi)
Closing	2.3
Code	4.4(f)
Company	Preamble
Company Disclosure Schedule	Article V
Company Material Contracts	5.13(c)
Company Plan	5.11(a)
Confidentiality Agreement	7.5
DGCL	Recitals
Dissenting Shares	4.6(a)
Effective Time	2.2
Employment Agreement	5.11
Environmental Claim	5.14
Environmental Laws	5.14
ERISA	5.11(a)
ERISA Affiliate	5.11(a)
Exchange Act	1.1(a)
Exchange Agent	4.4(a)
Exchange Fund	4.4(a)
Financial Statements	5.6(b)
GAAP	5.6(b)
Gains Taxes	5.5(b)

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Table Of Defined Terms

Terms	Section
Governmental Entity	1.4(a)
Indemnified Parties	7.7(a)
Initial Expiration Time	1.1(b)
Insured Parties	7.7(b)
Leased Real Property	5.12(c)(i)
Merger	2.1
Merger Consideration	4.1(a)
Minimum Condition	1.1(a)
Newco	Preamble
Offer	Recitals
Offer Documents	1.1(d)
Option Payment	4.7(a)
Option Plans	4.7(a)
Options	4.7(a)
Original Directors	1.3(b)
Outside Date	9.2
Parent	Preamble
Parent Companies	1.1(c)
Per Share Amount	Recitals
Permitted Liens	5.12(c)(ii)
Proxy Statement	5.9
Real Property Leases	5.12(c)(iii)
Regulation M-A	1.1(d)
Representatives	7.5
Schedule 14D-9	1.2(b)
Schedule TO	1.1(d)
SEC	1.1(b)
SEC Reports	5.6(a)
Securities Act	1.4(c)
Shares	Recitals
Stockholders Meeting	4.2(a)

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Table Of Defined Terms

Terms	Section
Superior Proposal	7.2(f)
Surviving Corporation	2.1
Top-Up Option	1.4(a)
Top-Up Shares	1.4(a)
Warrant Agreement	4.8
Warrant Payment	4.8
Warrants	4.8

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AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2007, by and among Amscan Holdings, Inc., a Delaware corporation (“Parent”), Amscan Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Newco”), and Factory Card & Party Outlet Corp., a Delaware corporation (the “Company”).
RECITALS
          WHEREAS, the Board of Directors (the “Board”) of the Company has, subject to the conditions of this Agreement, determined that each of the Offer and the Merger (each as defined below) is in the best interests of the stockholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby in accordance with the Delaware General Corporation Law (the “DGCL”); and
          WHEREAS, in furtherance thereof, it is proposed that Newco shall make a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the “Shares”), at a price of $16.50 per Share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the “Per Share Amount”), without interest thereon and less any required withholding Taxes, net to the seller in cash, in accordance with the terms and subject to the conditions of this Agreement;
          WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger; and
          WHEREAS, the definitions of certain capitalized terms used herein are set forth in Section 10.11 hereof.
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:
ARTICLE I
THE OFFER
          1.1. The Offer.
               (a) Provided that this Agreement shall not have been terminated in accordance with Article IX or none of the events or conditions set forth in Annex A hereto (other than the event set forth in paragraph (d) of Annex A) shall have occurred and be existing, Newco shall commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer as promptly as practicable after the date hereof (but not later than the tenth business day from and including the date of initial public announcement of this Agreement). Newco shall accept for payment Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by Newco. The obligation of

Newco to commence the Offer shall be subject only to the conditions set forth in Annex A hereto, and the obligation of Newco to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to such conditions and to the further condition that a number of Shares representing not less than a majority of the Shares then outstanding on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the “Minimum Condition”). For purposes of this Agreement, “fully diluted basis” means issued and outstanding Shares and Shares subject to issuance assuming the exercise of all options, warrants, rights and convertible securities outstanding at the time of acceptance for payment of the Shares in the Offer. Unless previously approved by the Company in writing, no change in the Offer may be made (i) which decreases the price per Share payable in the Offer, (ii) which changes the form of consideration to be paid in the Offer, (iii) which reduces the maximum number of Shares to be purchased in the Offer or the Minimum Condition, (iv) which imposes conditions to the Offer in addition to those set forth in Annex A hereto or which modifies the conditions set forth in Annex A or (v) which amends any other term of the Offer in a manner adverse to the holders of the Shares. Subject to the terms and conditions of the Offer and this Agreement, Newco shall, and Parent shall cause Newco to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Newco becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.
               (b) The Offer shall initially be scheduled to expire at 12:00 midnight, Eastern time, on November 5, 2007 (the “Initial Expiration Time”). Newco may, without the consent of the Company, (i) extend the Offer for one or more periods (not in excess of five (5) business days each) if, at the Initial Expiration Date or subsequent expiration time related to an extension of the Offer, any of the conditions of the Offer shall not have been satisfied or waived to the extent permitted by this Agreement or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer. If, at the Initial Expiration Time or subsequent expiration time related to an extension of the Offer, including an extension pursuant to this sentence, no conditions to the Offer, other than (A) the Minimum Condition and/or (B) any of the conditions set forth in clauses (ii)(a), (ii)(b) and (ii)(c) of Annex A hereto and/or (C) any condition reasonably capable of being satisfied, would excuse Newco from the obligation to accept for payment, purchase and pay for Shares tendered pursuant to the Offer, then, if requested by the Company, Newco shall, and Parent shall cause Newco to, extend the Offer through such time as the Company may specify, which time shall be no later than the Outside Date (as defined in Section 9.2).
               (c) If all of the conditions to the Offer are satisfied or waived, but the number of Shares validly tendered and not withdrawn, together with the Shares, if any, held by Parent and Newco or any other direct or indirect wholly owned subsidiary of Parent (all such wholly owned subsidiaries of Parent, together with Parent and Newco, being referred to hereinafter collectively as the “Parent Companies”), constitute less than ninety percent (90%) of the Shares outstanding, then, upon the applicable expiration time of the Offer, Newco may (and if the Company so requests Newco shall, and Parent shall cause Newco to) provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act and, if applicable and to the extent permitted under such Rule 14d-11, extend such subsequent offering period.
               (d) As soon as practicable on the date of commencement of the Offer, Newco shall file with the SEC, pursuant to Regulation M-A under the Exchange Act

(“Regulation M-A”) a Tender Offer Statement on Schedule TO (the “Schedule TO”) with respect to the Offer. The Schedule TO will comply in all material respects with the provisions of federal securities laws and will include the summary term sheet required under Regulation M-A and, as exhibits, the offer to purchase and the related letter of transmittal (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). Parent, Newco and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Newco further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC, and Parent and Newco shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Newco agree to provide to the Company and its counsel any comments or other communications which Parent, Newco or their counsel may receive from the SEC with respect to the Offer Documents promptly after the receipt thereof, and any responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such responses, and Parent and Newco shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.
          1.2. Company Action.
               (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.1), and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Section 203 of the DGCL, and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Newco and approve and adopt this Agreement and Merger (the “Board Recommendation”). Notwithstanding anything to the contrary contained herein, the Board Recommendation may be withdrawn, modified or amended in accordance with, and assuming compliance with, Section 7.3 hereof. Any such withdrawal, modification or amendment shall not constitute a breach of this Agreement. The Company consents to the inclusion of such recommendation and approval in the Offer Documents.
               (b) The Company hereby agrees to file with the SEC as soon as practicable on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) containing the Board Recommendation. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws. Each of the Company, Parent and Newco agrees promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities law. The Company shall provide to Parent and its counsel any comments or communications which the Company may receive from the SEC with respect to the Schedule 14D-9 promptly after receipt thereof, and any responses thereto. Parent, Newco and their counsel shall be given a reasonable opportunity to review any such responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Newco and their counsel.
               (c) In connection with the Offer, the Company will promptly furnish or cause the transfer agent for the Shares to furnish Parent and Newco with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Newco with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Newco or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger and any other transactions contemplated by this Agreement, Parent, Newco and their affiliates, associates, agents and advisors shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of, and any extracts from or summaries of, such information then in their possession.
          1.3. Directors.
               (a) Promptly upon the purchase of and payment for any Shares by Parent or Newco pursuant to the Offer (provided the Shares so purchased represent at least a majority of the Shares issued and outstanding on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded to the nearest whole number, on the Board as is equal to the product of the total number of directors on the Board (giving effect to the directors designated by Parent pursuant to this sentence and the requirements of Section 1.3(b)) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then issued and outstanding on a fully diluted basis. In furtherance of Parent’s rights under this Section 1.3, the Company shall, upon Parent or Newco’s request, use all reasonable efforts promptly either to increase the size of the Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent’s designees to be so elected to the Board, and shall take all actions available to the Company to cause Parent’s designees to be so elected. At such time, and subject to provisions described below with respect to the composition of the Audit Committee prior to the Effective Time, the Company shall also cause persons designated by Parent to have appropriate representation on (i) each committee of the Board, (ii) each board of directors (or similar body) of each subsidiary and (iii) each committee (or similar body) of each such board. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3, including mailing to stockholders (as part of the Schedule 14D-9 or otherwise) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected to the Board (provided that Newco shall have provided to the Company on a timely basis all information required to be included with respect to Newco’s designees). The provisions of this Section 1.3 are in addition to and shall not limit any rights which Newco, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

               (b) In the event that Parent’s designees are elected to the Board, until the Effective Time (as defined below), the Board shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the “Original Directors”) and at least three Original Directors shall serve on the Audit Committee of the Board such that the Audit Committee complies with all applicable requirements of the SEC and the Nasdaq Stock Market (collectively, the “Audit Committee Requirements”); provided that, in such event, if the number of Original Directors is reduced below three for any reason whatsoever, any remaining Original Directors (or Original Director, if there be only one remaining) shall be entitled to designate persons (who shall not be officers or affiliates of the Company) to fill such vacancies who shall be deemed to be Original Directors for purposes of this Agreement or, if no Original Director then remains, the other directors shall designate three persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Newco, and such persons shall be deemed to be Original Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Parent’s designees are elected to the Board before the Effective Time, the affirmative vote of a majority of the Original Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) exercise or waive any of the Company’s rights, benefits or remedies hereunder, or (c) take any other action by the Board under or in connection with this Agreement.
          1.4. Top-Up Option.
               (a) The Company hereby irrevocably grants to Newco an option (the “Top-Up Option”), exercisable only after the acceptance by Newco of, and payment for, Shares tendered in the Offer, to purchase that number (but not less than that number) of Shares (the “Top-Up Shares”) as is equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Newco and any subsidiaries or affiliates of Parent or Newco, taken as a whole, at the time of such exercise, shall constitute one Share more than 90% of the total Shares then outstanding (assuming the issuance of the Top-Up Shares) at a price per share equal to the Per Share Amount; provided, however, that (i) in no event shall the Top-Up Option be exercisable (x) for a number of Shares in excess of the Company’s then authorized and unissued Shares (including as authorized and unissued Shares, for purposes of this Section 1.4, any Shares held in the treasury of the Company), or (y) unless, following the time of acceptance by Newco of Shares tendered in the Offer or after a subsequent offering period, 85% or more of the Shares then outstanding shall be directly or indirectly owned by Parent or Newco, (ii) Newco shall, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Newco shall (and Parent shall cause Newco to) consummate the Merger in accordance with Section 253 of the DGCL as contemplated by this Agreement, and (iii) the Top-Up Option may not be exercised if any provision of applicable law or any judgment, injunction, order or decree of any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) shall prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity or the Company’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable.

               (b) Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.
               (c) Parent and Newco understand that the Shares that Newco may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Newco represent and warrant to the Company that Newco is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Newco agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.
ARTICLE II
THE MERGER; EFFECTIVE TIME; CLOSING
          2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2), the Company and Newco shall consummate a merger (the “Merger”) pursuant to which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the DGCL.
          2.2. Effective Time. Parent, Newco and the Company will cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed on the date of the Closing (as defined in Section 2.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date as is agreed upon by the parties and specified in the Certificate of Merger, and such date is hereinafter referred to as the “Effective Time.”
          2.3. Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Sonnenschein Nath & Rosenthal, 8000 Sears Tower, Chicago, Illinois, at 10:00 a.m. on a date no later than the second Business Day following the date on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree.
ARTICLE III
SURVIVING CORPORATION
          3.1. Certificate of Incorporation. The certificate of incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

          3.2. Bylaws. The bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.
          3.3. Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
          3.4. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
          3.5. Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company, Parent or Newco acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company, Parent or Newco, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
ARTICLE IV
MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
SHARES IN THE MERGER
          4.1. Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or capital stock of Newco:
               (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined) and any Shares owned by any of the Parent Companies or any of the Company’s direct or indirect wholly owned subsidiaries or held in the treasury of the Company) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive, pursuant to Section 4.4, the Per Share Amount in cash (the “Merger Consideration”), payable to the holder thereof, without interest thereon, less any required withholding of Taxes, upon the surrender of the certificate formerly representing such Share.

               (b) At the Effective Time, each Share issued and outstanding and owned by any of the Parent Companies or any of the Company’s direct or indirect wholly owned subsidiaries or held in the treasury of the Company immediately prior to the Effective Time shall cease to be outstanding (if applicable), be cancelled and retired without payment of any consideration therefor and cease to exist.
               (c) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
          4.2. Stockholders’ Meeting. The Company, acting through the Board, shall, if required by applicable law to consummate the Merger:
               (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders’ Meeting”), to be held as soon as reasonably practicable after Newco shall have purchased Shares pursuant to the Offer, for the purpose of considering and taking action upon this Agreement;
               (b) if proxies are solicited, include in the Proxy Statement (as defined below) the Board Recommendation, provided, however, that the Board Recommendation may be withdrawn, modified or amended in accordance with, and assuming compliance with, Section 7.3; and
               (c) use all reasonable efforts to (A) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer and (B) obtain the necessary approvals from its stockholders of this Agreement and the transactions contemplated hereby unless, in the opinion of the Board of Directors after consultation with its counsel, obtaining such approvals would be a breach of its fiduciary duties to the Company’s stockholders under applicable law.
          At such meeting, Parent, Newco and their affiliates will vote all Shares owned by them in favor of approval and adoption of this Agreement and the transactions contemplated hereby.
          4.3. Merger Without Stockholders’ Meeting. Notwithstanding Section 4.2, if the Parent Companies shall acquire or otherwise own, in the aggregate, Shares entitled to at least 90% of the votes entitled to be cast on the Merger, the parties hereto agree, subject to satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of and payment for Shares pursuant to the Offer without the Stockholders Meeting, in accordance with Section 253 of the DGCL.
          4.4. Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

               (a) Prior to the Effective Time, Parent shall deliver to Wells Fargo Bank, N.A. (the “Exchange Agent”), or such other exchange agent selected by Parent and reasonably acceptable to the Company for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by Section 4.1, 4.7 and 4.8 (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.
               (b) As soon as reasonably practicable, after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 4.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares formerly represented by such Certificates the Merger Consideration, without any interest thereon, less any required withholding of Taxes, and the Certificates so surrendered shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 4.4(b), each Certificate (other than Certificates formerly representing Shares held in the Company’s treasury or by Newco, or by any subsidiary of the Company or Newco) shall represent for all purposes only the right to receive, for each Share formerly represented thereby, the Merger Consideration, without interest thereon, less any required withholding of Taxes.
               (c) Any portion of the Exchange Fund made available to the Exchange Agent which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company shall thereafter look only to Parent for payment of their claim for the Merger Consideration for the Shares.
               (d) None of the Company, Newco, Parent, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, stockholder, agent or affiliate thereof, shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
               (e) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.
               (f) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation.
               (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.
          4.5. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.
          4.6. Dissenting Shares.
               (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has complied with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares.
               (b) The Company shall give Parent (i) prompt written notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in and direct the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

          4.7. Stock Options/Restricted Stock.
               (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar rights to purchase Shares (the “Options”) under any equity compensation plan of the Company, including the 2002 Stock Option Plan, 2002 Non-Employee Directors Stock Option Plan or the 2003 Equity Incentive Plan (the “Option Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Option shall be entitled to receive, in consideration of the cancellation of such Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares that were subject to such Option immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Amount over the exercise price per share of such Common Stock that were subject to such Option (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such cancelled Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment.
               (b) Newco shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to Section 4.7(a) to any holder of Options such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Newco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Options in respect of which such deduction and withholding was made by Newco.
               (c) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding share of restricted Common Stock (other than those with performance vesting, which will be cancelled immediately prior to the Effective Time) under any of the Option Plans will immediately vest and the restrictions associated therewith will automatically be deemed waived at the Effective Time.
          4.8. Warrants.
          Each holder of any unexpired and unexercised warrant or similar rights to purchase Shares (the “Warrants”) issued pursuant to that certain Warrant Agreement, dated April 19, 2002 by and between the Company and Wells Fargo Bank Minnesota, N.A. (the “Warrant Agreement”) shall, in accordance with the terms of the Warrant Agreement, be entitled to receive, upon the exercise thereof at any time after the Effective Time in accordance with the terms thereof, a payment in cash (subject to any applicable withholding or other Taxes required by applicable law to be withheld) of an amount equal to the product of (A) the total number of Shares that are subject to such Warrants and (B) the excess, if any, of the Per Share Amount over the exercise price per share of such Shares that are subject to such Warrants (such amounts payable hereunder being referred to as the “Warrant Payment”). From and after the Effective Time, any such Warrants shall only entitle such holder to the payment of the Warrant Payment.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the Disclosure Schedule delivered by the Company to Parent and Newco at or prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Newco that:
          5.1. Corporate Organization and Qualification. Each of the Company and its subsidiary (as defined in Section 10.11) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and is qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section 10.11). Each of the Company and its subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. The Company has heretofore made available to Parent complete and correct copies of its amended and restated certificate of incorporation and bylaws as currently in effect and true, accurate copies of the minute book of the Company, which contain records of all meetings held of, and other actions taken by, the Board and any committees appointed by the Board.
          5.2. Subsidiaries and Affiliates. Section 5.2 of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of the Company’s subsidiaries. Except as set forth on Section 5.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity.
          5.3. Capitalization. The authorized capital stock of the Company consists of 10,000,000 Shares. As of the date of this Agreement, (i) 3,331,772 Shares are issued and outstanding, (ii) no Shares are issued and held in the treasury of the Company and (iii) 895,965 Shares are reserved for issuance upon the exercise of outstanding Options and Warrants. Section 5.3 of the Company Disclosure Schedule lists each Option outstanding on the date hereof, the number of Shares issuable thereunder, the expiration date and the exercise price thereof. Section 5.3 of the Company Disclosure Schedule also lists each Warrant outstanding on the date hereof and the number of Shares issuable thereunder. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.3 of the Company Disclosure Schedule, all outstanding shares of capital stock of, or comparable equity interests in, the Company’s subsidiary are owned by the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Section 5.3 of the Company Disclosure Schedule, there are not any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or its subsidiary is a party, or by which any of them may be bound, requiring any of them to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of, or comparable equity interests in, the Company or its subsidiary.

          5.4. Authority Relative to This Agreement.
               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company, including Newco, in accordance with Section 251 of the DGCL, if necessary). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
               (b) The Board has duly and validly approved and taken all corporate action required to be taken by the Board for the consummation of the transactions, including the Offer, the acquisition of Shares pursuant to the Offer and the Merger, contemplated herein, including but not limited to all actions required to render the provisions of Section 203 of the DGCL regarding business combinations with “interested stockholders” inapplicable to such transactions.
          5.5. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will:
               (a) conflict with or result in any breach of any provision of the respective certificate of incorporation, bylaws or the comparable governing documents of the Company or its subsidiary;
               (b) require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) pursuant to the applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, (iii) in connection with any state or local Tax which is attributable to the beneficial ownership of the Company’s or its subsidiary’s real property, if any (collectively, the “Gains Taxes”) and (iv) as may be required by any applicable state securities or “blue sky” laws or state takeover laws;
               (c) except as set forth in Section 5.5(c) of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or its subsidiary or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect; or
               (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.5 are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company’s stockholders has been obtained, if necessary, violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets.
          5.6. SEC Reports; Financial Statements.
               (a) The Company has filed all periodic reports required to be filed by it with the SEC since January 30, 2005 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively, the “SEC Reports”). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (b) The consolidated financial statements (including the related notes thereto) of the Company included in the Company SEC Reports (the “Financial Statements”), as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).
               (c) Except for those liabilities and obligations that are reflected or reserved against on the balance sheet (or footnotes thereto) contained in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 or in the balance sheets (or footnotes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended May 5, 2007, neither the Company nor its subsidiary has any material liabilities or obligations that are of a nature that would be required to be disclosed on a balance sheet of the Company or the footnotes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) incurred since May 5, 2007 in the ordinary course of business consistent with past practice, or (ii) that were incurred in connection with this Agreement or the transactions contemplated hereby.
          5.7. Absence of Certain Changes or Events. Except as set forth in Section 5.7 of the Company Disclosure Schedule or as required by this Agreement, since February 3, 2007, neither the Company nor its subsidiary has engaged in any of the activities prohibited in Section 7.1 hereof and, since such date, there has not been: (i) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting principles or regulatory requirements with respect thereto; (ii) any material Tax election made, changed or rescinded by the Company or its subsidiary, (iii) any settlement or compromise of any material Tax liability by the Company or its subsidiary, or any waiver or extension of the statute of limitations (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (iv) any amended Tax Return with respect to any material Tax, or (v) any material change in any method of tax accounting or of any annual Tax accounting period by the Company or its subsidiary, except insofar as may have been required by applicable law.
          5.8. Litigation. Except as set forth in Section 5.8 of the Company Disclosure Schedule, there are no material actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of the Company, threatened in writing.
          5.9. Proxy Statement; Offer Documents. Any proxy or similar materials distributed to the Company’s stockholders in connection with the Merger, including any amendments or supplements thereto (the “Proxy Statement”) will comply in all material respects with applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by Newco or Parent for inclusion in the Proxy Statement. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          5.10. Taxes.
               (a) The Company has and its subsidiary has (i) timely and properly filed all material federal income Tax Returns, as defined in Section 10.11(h) and all other Tax Returns required to be filed by it (taking into account applicable extensions), all of which Tax Returns were true, correct and complete in all material respects when filed and (ii) paid all material Taxes, as defined in Section 10.11(g) (whether or not shown on such Tax Returns) that are due and payable.
               (b) To the knowledge of the Company, except as set forth in Section 5.10(b) of the Company Disclosure Schedule, (i) there are no ongoing federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims, or examinations with respect to Tax and (ii) no such audit, action, suit, proceeding, investigation, claim or examination is pending.
               (c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).
               (d) Neither the Company nor its subsidiary is a party to any agreement (or similar contract or arrangement) providing for the allocation or sharing of Taxes.

               (e) There are no liens or other encumbrances with respect to a material amount of any Taxes upon any of the assets or property of the Company or its subsidiary, except for Taxes not yet due and payable or which are being contested in good faith and are Taxes for which the Company has set aside adequate reserves in accordance with GAAP.
               (f) Each of the Company and its subsidiary has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all material Taxes of the Company and its subsidiary not yet due.
               (g) Each of the Company and its subsidiary has complied with all applicable laws relating to the payment and withholding of Taxes (including all reporting and record keeping requirements) and has, within the time and manner prescribed by law, withheld and paid over to the proper tax authorities all material amounts required to be withheld and paid over by it.
               (h) To the knowledge of the Company, no written claim has been made by any tax authority in a jurisdiction where the Company does not or its subsidiary does not file a Tax Return that the Company or its subsidiary is or may be subject to taxation in that jurisdiction.
               (i) Neither the Company nor its subsidiary has engaged in any transaction that is the same or substantially similar to a “listed transaction” as described in Treasury Regulation Section 1.6011-4(b)(2).
               (j) Neither the Company nor its subsidiary will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), entered into on or prior to the Closing Date, or (iii) any ruling received from the Internal Revenue Service.
               (k) Neither the Company nor its subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of common parent of which was the Company) or (ii) has any liability for the Taxes of any person (other than the Company or its subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.
               (l) Parent has been provided with all work and other papers of the Company and its advisors related to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
               (m) The Company and its subsidiary have made available to Parent complete and correct copies of all Tax Returns, examination reports and statements of deficiency, closing agreements and letter rulings filed or received by the Company or its subsidiary since December 31, 2001.

          5.11. Employee Benefit Plans; Labor Matters.
               (a) Section 5.11(a) of the Company Disclosure Schedule sets forth a list of (i) each employee welfare benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plan (as defined in Section 3(2) of ERISA) and all other bonus, stock option, restricted stock grant, stock purchase, phantom stock, other equity compensation, benefit, profit sharing, savings, retirement, disability, insurance, incentive, severance, deferred compensation and other similar fringe or employee benefit plan, program, policy, understanding or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”), including its subsidiary, for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or its subsidiary or any ERISA Affiliate, or any beneficiary or dependent of the foregoing, or under which the Company, its subsidiary or any ERISA Affiliate or may be liable, whether written or not (each a “Company Plan” and together, the “Company Plans”) and (ii) each employment, severance, or retention agreement (other than a Company Plan), whether written or not (each an “Employment Agreement” and together the “Employment Agreements”).
               (b) Except as set forth on Section 5.11(b) of the Company Disclosure Schedule, neither the Company nor its subsidiary nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, its subsidiary, any ERISA Affiliate, or any Company Plan.
               (c) Except as set forth in Schedule 5.11(c), (i) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) that it is so qualified and to the effect that each trust is exempt from taxation under Section 501(a) of the Code, in each case on which the Company can rely on as to each provision of such Company Plan or related trust (except for any such provision (or absence of provision) for which the period for amending the Company Plan or related trust and seeking a determination letter with respect thereto has not expired) and, to the knowledge of the Company, nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan; (ii) each Company Plan has been operated in accordance with its terms and the requirements of applicable law except for instances of noncompliance that, individually or in the aggregate, are not material, and there are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than continue claims for benefits), relating to any of the Company Plans, or the assets of any trust for any Company Plan; (iii) neither the Company nor its subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Company Plan, and, to the knowledge of the Company, no fact or event exists that is reasonably likely to give rise to any such liability; and (iv) neither the Company nor its subsidiary is in breach of any Employment Agreement.

               (d) Except as set forth on Section 5.11(d) of the Company Disclosure Schedule, all contributions or payments required to be made or accrued before the Effective Time under the terms of any Company Plan will have been made by the Effective Time or properly reflected on the Company’s books.
               (e) Neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
               (f) Except as set forth in Section 5.11(f) of the Company Disclosure Schedule, no amounts payable (or deemed paid, such as amounts the vesting of the right to which is accelerated) under any Company Plan or otherwise will fail to be deductible to the Company, the Surviving Corporation or its subsidiary for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.
               (g) Except as set forth in Schedule 5.11(g), neither the Company nor its subsidiary is a party to any collective bargaining agreement or other labor agreement. There is no pending or, to the knowledge of the Company, threatened strike, lockout or work stoppage against or affecting the Company or any of its subsidiaries which would interfere with the respective business activities of the Company or its subsidiaries, except where such strike, lockout or work stoppage would not have a Material Adverse Effect. The Company and each subsidiary is in compliance with all applicable labor laws, except for instances of noncompliance that, individually or in the aggregate, are not material.
               (h) With respect to each Company Plan and Employment Agreement, the Company has made available to Parent true and complete copies of the following documents to the extent applicable: (i) the most recent Company Plan document and Employment Agreement and all amendments thereto; (ii) the most recent trust instrument, insurance contracts, administrative services agreements and investment management agreements; (iii) the most recent Form 5500 filed with the IRS; (iv) the most recent summary plan description; and (v) the most recent determination letter issued by the IRS.
               (i) No Company Plan or Employment Agreement provides health or life insurance benefits, and neither the Company nor any subsidiary has any obligation to provide any such benefits, except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA, following retirement or other termination of employment.
               (j) Each Company Plan or Company Employment Agreement that is or that forms a part of a non-qualified deferred compensation plan described in Section 409A of the Code (“Section 409A”) to the extent subject to Section 409A, have been operated in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.
          5.12. Real Property; Liens.

               (a) Set forth on Section 5.12(a) of the Company Disclosure Schedule is a list of all real property leased by the Company or its subsidiary. Each of the leases relating to Leased Real Property is a valid and subsisting leasehold interest of the Company or its subsidiary. Except as disclosed on Section 5.12(a) of the Company Disclosure Schedule, each Leased Real Property is free of subtenancies and other occupancy rights and liens (other than Permitted Liens), and (assuming that such Leased Real Property constitutes the valid and binding agreement of the other party thereto) is a valid and binding obligation of the Company or its subsidiary, enforceable against the Company or its subsidiary in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
               (b) Neither the Company nor its subsidiary owns any real property.
               (c) For purposes of this Agreement:
               (i) “Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or its subsidiary under the Real Property Leases.
               (ii) “Permitted Liens” shall mean: (A) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the SEC Reports; (B) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or repairmen’s liens or other like liens arising in the ordinary course of business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the SEC Reports; (C) any lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the use of such Leased Real Property; and (D) liens securing indebtedness of the Company which will be retired in connection with the transactions contemplated hereby.
               (iii) “Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or its subsidiary is a party.
               (d) Each of the Company and its subsidiary has good fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its tangible assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the respective business of the Company and its subsidiary as currently conducted, free and clear of any liens, except Permitted Liens.
               (e) With respect to the Leased Real Property:

               (i) The Company has made available to Parent true and correct copies of the Real Property Leases;
               (ii) except as disclosed on Section 5.12(e) of the Company Disclosure Schedule, (A) neither the Company, nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property Lease, and (B) no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease except, in its case of either clause (A) or (B), for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect; and
               (iii) except as disclosed on Section 5.12(e) of the Company Disclosure Schedule, to the knowledge of the Company, no Real Property Lease contains any “radius restriction” clauses.
          5.13. Material Contracts.
               (a) Except as disclosed in Section 5.13 of the Company Disclosure Schedule, neither the Company nor its subsidiary is a party to or bound by:
               (i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);
               (ii) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any of its subsidiary in the amount of $100,000 or more;
               (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its subsidiary may be conducted;
               (iv) any voting or other agreement governing how any Shares shall be voted; or
               (v) that would prevent, materially delay or materially impede the Company’s ability to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.
     The foregoing contracts and agreements to which the Company or its subsidiary is a party or are bound are collectively referred to herein as “Company Material Contracts.”
               (b) Each Company Material Contract is valid and binding on the Company or its subsidiary and is in full force and effect, and the Company or its subsidiary as applicable, has performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance would not result in a Material Adverse Effect. The Company has not violated, defaulted under or terminated, nor has the

Company given or received notice of, any violation, default or termination under (nor, to the knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract, except where such violations, defaults or terminations would not result in a Material Adverse Effect.
          5.14. Environmental Laws and Regulations. Except as set forth in Section 5.14 of the Company Disclosure Schedule (i) the Company and its subsidiary are in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that in the aggregate would not have a Material Adverse Effect; (ii) neither the Company nor its subsidiary has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”) which is reasonably likely to have a Material Adverse Effect; and (iii) to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents which could form the basis of any Environmental Claim against the Company or its subsidiary which would result in a Material Adverse Effect.
          5.15. Intangible Property. The Company or its subsidiary is the owner of, or a licensee under a valid license for, all items of intangible property which are used by the business of the Company and its subsidiary as currently conducted, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights, except for such matters as would not individually or in the aggregate have a Material Adverse Effect. All of such intangible property of the Company and its subsidiary is free and clear of liens and encumbrances other than Permitted Liens. There are no claims pending or, to the Company’s knowledge, threatened, that the Company or its subsidiary is in violation of the intangible property rights of any third party which claim, if true, would have a Material Adverse Effect. To the knowledge of the Company, no third party has infringed upon or misappropriated any intangible property rights of the Company or its subsidiary.
          5.16. Brokers and Finders. Except for the fees and expenses payable to Goldsmith Agio Helms, which fees and expenses are reflected in its agreement with the Company, neither the Company nor its subsidiary has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.
          5.17. Opinion of Financial Advisors. The Company has received the opinion of Goldsmith Agio Helms, dated September 17, 2007 to the effect that, as of such date, the cash consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.
          5.18. Privacy and Confidential Information. The Company and its subsidiary have complied with all applicable contractual and legal requirements pertaining to information privacy and security except where the failure to so comply would not have a Material Adverse Effect. To the knowledge of the Company, no complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against the Company or its subsidiary. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of the Company or its subsidiary, or (ii) material breach of the Company’s or its subsidiary’s security procedures wherein confidential information has been disclosed to a third person.
          5.19. Transactions with Affiliates. All transactions, agreements, arrangements or understandings between the Company or its subsidiary, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other persons, on the other hand (an “Affiliate Transaction”), that were required to be disclosed in the SEC Reports in accordance with Item 404 of Schedule S-K under the Securities Act or are otherwise material are set forth in Section 5.19 of the Company Disclosure Schedule or have been disclosed in the SEC Reports.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT
AND NEWCO
          Each of Parent and Newco represent and warrant jointly and severally to the Company that:
          6.1. Corporate Organization and Qualification. Each of Parent and Newco is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing would not adversely affect the consummation of the transactions contemplated hereby. Each of Parent and Newco has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not adversely affect the consummation of the transactions contemplated hereby. Parent and Newco have heretofore made available to the Company complete and correct copies of their respective certificates of incorporation and bylaws.
          6.2. Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective boards of directors of Parent and Newco and by Parent as sole stockholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Newco, enforceable against Parent and Newco in accordance with its terms, except that the enforcement hereof may be limited by (i)

bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
          6.3. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Newco nor the consummation by Parent or Newco of the transactions contemplated hereby will:
               (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws, respectively of Parent or Newco;
               (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) pursuant to the applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, or (iii) as may be required by any applicable state securities or “blue sky” laws or state takeover laws;
               (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or Newco or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which would adversely affect the ability of Parent or Newco to consummate the transactions contemplated hereby; or
               (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 6.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Newco or any of their respective subsidiaries or to any of their respective assets, except for violations which would adversely affect the ability of Parent or Newco to consummate the transactions contemplated hereby.
          6.4. Proxy Statement; Schedule 14D-9. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the respective times that the Proxy Statement and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company’s stockholders, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          6.5. Financing. Parent has sufficient funds available to purchase and pay for all of the Shares outstanding on a fully diluted basis in the Offer, to pay the Merger Consideration in the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement to the contrary, there is no financing contingency to the closing of the Offer or the Merger.

          6.6. Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
          6.7. Brokers and Finders. Except for the fees and expenses payable to [•], which fees and expenses are reflected in its agreement with Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder‘s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS
          7.1. Conduct of Business of the Company.
               (a) The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise required by this Agreement), the Company will, and will cause its subsidiary to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except required by applicable law, as otherwise permitted in this Agreement or as set forth in Section 7.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor its subsidiary will, without the prior written consent of Parent:
               (i) except for Shares to be issued or delivered pursuant to the exercise of any Options or Warrants outstanding as of the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (a) any shares of capital stock of any class or any other ownership interest of the Company or its subsidiary (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or its subsidiary, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or its subsidiary or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or its subsidiary, or (b) any other securities of the Company or its subsidiary in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;
               (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Shares;

               (iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than dividends by a wholly owned subsidiary of the Company;
               (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);
               (v) adopt any amendments to its certificate of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of the Company;
               (vi) make any acquisition, by means of merger, consolidation or otherwise, of assets or securities except (a) leasehold interests, leasehold improvements, equipment, fixtures, initial inventory, supplies and certain other assets related to the store openings set forth on Section 7.1 of the Company Disclosure Schedule and (b) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice;
               (vii) other than ordinary course borrowing pursuant to the Company’s existing debt facilities consistent with past practice, incur any material indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or its subsidiary;
               (viii) except in the ordinary course of business consistent with past practice, amend, enter into or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;
               (ix) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any lien any property or assets or cease to operate any assets, other than (a) sales of excess or obsolete assets, (b) sales of inventory in the ordinary course of business consistent with past practice, (c) non-exclusive and non-transferable licenses granted in the ordinary course of business consistent with past practice in connection with advertising or marketing, (d) dispositions (including assignments and or subletting) of leasehold interests, together with leasehold improvements, equipment, fixtures, inventory, supplies, and related assets, if any, of stores that are closed or proposed to be closed as of the date hereof, and (e) other sales of assets not to exceed $300,000 in the aggregate;
               (x) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by a change in applicable law or GAAP;

               (xi) pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal proceeding (each, a “Claim”), except for any settlement or compromise (i) involving any Claim that has been reserved against in accordance with GAAP on the balance sheet (or footnotes thereto) in the SEC Filings in an amount not to exceed the aggregate reserve relating to all such Claims, or (ii) any other Claim up to an aggregate maximum of $250,000, including, in the case of clauses (i) and (ii), all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;
               (xii) enter into any new agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);
               (xiii) make, authorize or agree to make any capital expenditures other than pursuant to the capital expenditure budget previously provided to Parent;
               (xiv) enter into an agreement containing any provision or covenant limiting the ability of the Company or its subsidiary with respect to (i) selling any products or services of or to any other person, (ii) engaging in any line of business, (iii) competing with or obtaining the products or services of any person or limiting the ability of any person to provide products or services to the Company or its subsidiary or (iv) selecting, opening or operating any store in any geographical area or location;
               (xv) revalue in any material respect any of its assets, including writing-down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as otherwise required by GAAP;
               (xvi) fail to pay any Taxes or other material debts when due (without giving effect to any grace periods) other than a reserved claim described in Section 7.1(a)(xi) above;
               (xvii) except for the shortest allowable extensions or renewals of existing Real Property Leases that are scheduled to expire, amend, extend, renew, otherwise modify or terminate or permit to expire any of the Real Property Leases;
               (xviii) grant any increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with past practice, or except as required by any Company Plan or written Employment Agreement in effect as of the date hereof;
               (xix) pay or agree to pay any pension, retirement allowance or any other benefit not required by any Company Plan or Employment Agreement in effect as of the date hereof to any such director, officer or key employee, whether past or present; or enter into any new or materially amend any existing Employment Agreement or severance or termination agreement with any such director, officer or key employee;

               (xx) except as required by applicable law, (a) make, change or rescind any material Tax election or change any method of accounting, (b) subject to the limitations provided in Section 7.1(a)(xi), enter into any settlement or compromise of any material Tax liability, (c) file any amended Tax Return with respect to any material Tax, (d) change any annual Tax accounting period, (e) enter into any closing agreement relating to any material Tax, (f) surrender any right to claim a material Tax refund, (g) waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);
               (xxi) enter into or adopt any new Company Plan or written Employment Agreement, program or arrangement (including, without limitation, equity incentive plan, program or arrangement), which was not in existence on the date hereof, or amend any Company Plan or written Employment Agreement in effect as of the date hereof;
               (xxii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;
               (xxiii) make any loans, advances or capital contributions to, or investments in, any other person; or
               (xxiv) transfer, license, sublicense, mortgage, encumber or impair any material intangible property except in the ordinary course of business and consistent with past practice or fail to pay any fee, take any action, or make any filing reasonably necessary to maintain its intangible property.
          7.2. No Solicitation.
               (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company and its subsidiary will not, and will use commercially reasonable efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by the Company or any of its subsidiaries not to, (i) initiate or solicit, directly or indirectly, any inquiries or the making of any Acquisition Proposal or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to, any person relating to an Acquisition Proposal (other than the transactions contemplated hereby).
               (b) Notwithstanding any other provision of this Agreement, the Company may, prior to the purchase of Shares pursuant to the Offer, in response to an unsolicited bona fide written proposal received on or after the date of this Agreement (and not withdrawn), with respect to an Acquisition Proposal from a person, which did not result from a breach of this Section 7.2, participate in discussions or negotiations with or furnish information to any person if (i) the Board determines in good faith, after consultation with its financial advisor, that such person is reasonably likely to submit to the Company an Acquisition Proposal which is a Superior Proposal, (ii) the Board determines in good faith, after consultation with its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under applicable laws, (iii) prior to taking such action, the Company receives from such person an executed confidentiality agreement having terms no more favorable than the Confidentiality Agreement and (iv) the Company promptly provides to Parent any non-public information that is provided to the person making such Acquisition Proposal or its representatives which was not previously provided to Parent or Newco.
The Company may waive the provisions of any “standstill” agreement between the Company and any person to the extent necessary to permit such person to submit an Acquisition Proposal that the Board of Directors believes, in its good faith judgment, is reasonably likely to result in a Superior Proposal.
               (c) The Company shall and shall cause its subsidiary and their respective officers, directors, affiliates, employees, agents, financial advisors and representatives to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any person conducted heretofore with respect to the possibility or consideration of any Acquisition Proposal.
               (d) The Company shall and shall cause its subsidiary to notify Parent and Newco promptly (but in no event later than one business day) if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its subsidiary, in each case in connection with any Acquisition Proposal. Each notice shall contain the name of any person making any such proposal, requesting such information or seeking such negotiations or discussions and a summary of the material terms and conditions of any proposals or offers and thereafter the Company shall keep Parent and Newco informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.
               (e) For purposes of this Agreement, “Acquisition Proposal” means any bona fide proposal or offer made by any person other than Parent, Newco or any affiliate thereof relating to (i) any merger, consolidation recapitalization, reorganization, share exchange, business combination, liquidation, dissolution, sale, direct or indirect acquisition, or other disposition in a single transaction or in a series of transactions, involving (A) more than 20% of the fair market value of the assets of the Company and its subsidiary, taken as a whole (whether by purchase or assets or otherwise) or (B) over 20% of the Shares; or (ii) any tender offer or exchange offer as defined pursuant to the Exchange Act, that if consummated, would result in any person beneficially owning 20% or more of the Shares.
               (f) The term “Superior Proposal” means any bona fide written Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to 50%) not solicited or initiated in violation of this Agreement, which the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) (i) to be more favorable (taking into account, among other things, all legal and regulatory aspects of this Agreement and the Acquisition Proposal and taking into account any revisions made or proposed in writing by Parent or Newco prior to the time of determination) to the Company’s stockholders from a financial point of view than the transactions provided for in this Agreement, (ii) is reasonably capable of being consummated by December 31, 2007, and (iii) for which third party financing, to the extent required, is then committed consistent with market standards under similar circumstances determined using the proper exercise of the Board’s fiduciary duty to stockholders of the Company under applicable law.

          7.3. Fiduciary Duties.
               (a) The Board shall not (i) except as set forth in this Section 7.3 or required by Rule 14(e)-2 promulgated under the Exchange Act, withdraw or modify or change in a manner adverse to Parent and Newco, the Board Recommendation, or (ii) except as set forth in this Section 7.3, approve, recommend or cause the Company to enter into any written agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time prior to the earlier of (x) the purchase of tendered Shares pursuant to the Offer or (y) the Stockholders’ Meeting, the Board determines in good faith (after consultation with and taking into account the advice of its financial advisor and legal counsel) that an Acquisition Proposal is a Superior Proposal, the Board may withdraw or modify the Board Recommendation in response to such Superior Proposal and terminate this Agreement in accordance with Section 9.4(d), but only if the Board determines in good faith (after consultation with and taking into account the advice of its financial advisor and legal counsel) that the Board would be reasonably likely to breach its fiduciary duties to stockholders under applicable law without taking such action; provided, however, that prior to taking such action, the Board shall have (1) given Parent and Newco at least three business days prior written notice that the Board intends to take such action and provided Parent and Newco with a reasonable opportunity to respond to any such Superior Proposal (which response could include a proposal to revise the terms of the transactions contemplated hereby) and (2) fully considered any such response by Parent and Newco and concluded that, notwithstanding such response, such Acquisition Proposal continues to be a Superior Proposal in relation to the transactions contemplated hereby, as the terms hereof may be proposed to be revised by such response; and provided further, that any such termination of this Agreement shall be void and of no force or effect, unless substantially concurrently with such termination, the Company pays Parent the fee required by Section 9.5(b).
               (b) Nothing contained in this Section 7.3 shall prohibit the Board from taking and disclosing to the stockholders of the Company a position required by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure (including a withdrawal or modification of the Board Recommendation) if the Board determines in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would be reasonably likely to be a breach of its fiduciary duties under applicable law; provided, that any disclosure other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal, or (iii) an express reaffirmation of its recommendation to its stockholders in favor of the Offer and the Merger, shall be deemed to be a withdrawal of the Board Recommendation.
          7.4. Reasonable Efforts.
               (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the stockholders of the Company, if necessary.
               (b) Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 7.4 if, in the opinion of the Board after consultation with its counsel, such actions would reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under applicable law.
               (c) For the avoidance of doubt, Parent shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to (i) avoid a requirement for a waiver, consent or approval from any Governmental Entity, (ii) defend any lawsuit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including, when reasonable, seeking to have any injunction, temporary restraining order, or other order entered by any court or other Governmental Entity vacated or reversed and (iii) resolve any objections as may be asserted under any federal or state law, regulation or decree designed to prohibit, restrict or regulate actions taken for the purpose or with the effect of monopolizing or restraining trade (collectively, “Antitrust Laws”) that would preclude consummation of the Merger by the Outside Date.
               (d) The parties shall use their respective reasonable best efforts to obtain any other consents of third parties which are disclosed as being required under Section 5.5 of the Company Disclosure Schedule for the purposes of consummation of the transactions contemplated hereby, and shall reasonably cooperate and consult with one another with respect to such efforts; provided, that this Section 7.4(d) shall not require any party to pay any consideration (other than customary attorneys’ fees and nominal transfer or review fees) in order to obtain such consents.
          7.5. Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent (“Representatives”), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its properties, books and records, and personnel and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that the Company may restrict the foregoing access and information to the extent that (i) applicable laws require the Company or any of its subsidiaries to restrict or prohibit access to any such properties, books, records or information or (ii) the information is subject to confidentiality obligations to a third party. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.5 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated April 24, 2007 (the “Confidentiality Agreement”), by and between the Company and Parent shall apply with respect to information furnished by the Company, its subsidiary and the Company’s officers, employees, counsel, accountants and other authorized representatives hereunder.

          7.6. Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Offer or the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or trading market, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.
          7.7. Indemnification of Directors and Officers.
               (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted by law, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions thereafter shall not, for a period of at least six years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.
               (b) Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided that Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous to the Insured Parties; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 7.7(b) more than an amount per year equal to 300% of the annual premiums paid as of the date hereof by the Company for such insurance.
               (c) This Section 7.7 is intended to benefit the Insured Parties, including the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 7.7 and the certificate of incorporation and bylaws of the Surviving Corporation.

               (d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 7.7.
          7.8. Employees.
               (a) For a period of two years following the Effective Time, Parent agrees to provide employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its subsidiary that, in the aggregate, are no less favorable to such employees than the Company Plans (excluding all equity incentive plan, programs, agreements and arrangements) in effect immediately prior to the Effective Time. All service credited to each employee by the Company or its affiliates through the Effective Time shall be recognized by Parent and its affiliates for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent or its affiliates for the benefit of the employees (other than with respect to benefit accruals under defined benefit plans or to the extent necessary to avoid the duplication of benefits). Without limiting the foregoing, Parent shall not treat (and shall cause its affiliates not to treat) any such employee as a “new” employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and will make appropriate arrangements with its insurance carrier(s), to the extent applicable, to ensure such result, and Parent shall provide (or shall cause its affiliates to provide) each such employee with credit for any copayments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans in which such employees are eligible to participate after the Effective Time, as if those deductibles or copayments had been paid under the welfare benefit plans (if different) in which such employees are eligible to participate at and after the Effective Time.
               (b) The Surviving Corporation hereby agrees to honor (promptly and without modification) and assume the Company’s obligations under the Employment Agreements, all as in effect at the Effective Time. Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations pursuant to this Section 7.8(b).
          7.9. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Newco and Parent and Newco shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (b) any material failure of the Company or Parent or Newco, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          7.10. Conduct of Business by Parent. From the date of this Agreement to the Effective Time or earlier termination of this Agreement as provided herein, Parent shall not, and shall not permit any of its affiliates and subsidiaries to, without the prior written consent of the Company, amend, modify, cancel or terminate any contract, or any terms thereof, other than pursuant to the terms thereof or for non-payment or non-performance of the Company’s obligations thereunder, whether written or oral, by and between the Company or its subsidiary, on the one hand, and Parent or any of its affiliates or subsidiaries, on the other hand, whereby such amended or modified terms would be less favorable to the Company or its subsidiary than those terms in effect as of the date hereof.
ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGER
          8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
               (a) Stockholder Approval. If required for the Merger pursuant to applicable law, this Agreement shall have been duly approved by the stockholders of the Company in accordance with applicable law and the certificate of incorporation of the Company; provided that Parent and Newco shall vote all of their Shares in favor of the Merger.
               (b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its reasonable best efforts to have any such decree, ruling, injunction or order vacated.
               (c) Governmental Filings and Consents. All material governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time.
               (d) The Offer. Newco shall have purchased Shares pursuant to the Offer.
ARTICLE IX
TERMINATION; AMENDMENT; WAIVER
          9.1. Termination by Mutual Consent. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.
          9.2. Termination by Either Parent or the Company. This Agreement may be terminated, and the Offer and the Merger may be abandoned, by Parent or the Company if (a) any court of competent jurisdiction in the United States or some other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (b) Newco shall not have purchased Shares pursuant to the Offer on or prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement is the primary cause of, or results in such failure to purchase. The “Outside Date” is the four month anniversary of the date of this Agreement.
          9.3. Termination by Parent. This Agreement may be terminated by Parent prior to the purchase of Shares pursuant to the Offer by Newco, if (a) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is incapable of being cured or is not cured within 30 days after notice in writing to the Company by Parent, (b) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and except for those representations which address matters only as of a particular date, which representations shall remain true and correct as of such date), except, in any case other than the representations in the first two sentences of Section 5.1, Section 5.2, Section 5.3 and Section 5.4 (except, in the case of Section 5.3, for such inaccuracies as are deminimus in the aggregate), such failures to be true and correct which do not have a Material Adverse Effect; provided that such failure to be true and correct is incapable of being cured or is not cured within 30 days after notice in writing to the Company by Parent or (c) the Board withdraws or materially modifies or changes (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent or Newco.
          9.4. Termination by the Company. This Agreement may be terminated by the Company, and the Offer and the Merger may be abandoned, at any time prior to the Effective Time (a) if Newco shall have (x) failed to commence the Offer within ten business days following the date of the initial public announcement of the Offer or (y) terminated the Offer prior to the purchase of the Shares pursuant to the Offer, (b) Newco or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform (other than in the case of the obligation to purchase and pay for the Shares pursuant to the Offer) is incapable of being cured or is not cured within 30 days after notice in writing to Parent by the Company, (c) if any representation or warranty of Newco or Parent contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and except for those representations which address matters only as of a particular date, which representations shall remain true and correct as of such date), except, in any case, such failures to be true and correct which do not adversely affect Parent’s or Newco’s ability to complete the Offer or the Merger; provided that such failure to be true and correct is incapable of being cured or is not cured within 30 days after notice in writing to Parent by the Company or (d) in accordance with the terms and conditions of Section 7.3(a).
          9.5. Effect of Termination.
               (a) In the event of the termination and abandonment of this Agreement pursuant to Article IX, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 9.5 and the provisions of Sections 10.1 and 10.2, the last sentence of Section 1.2(c) the last two sentences of Section 7.5 and this Section 9.5. Nothing contained in this Section 9.5 shall relieve any party from liability for any willful breach of this Agreement.
               (b) In the event that:
                    (i) the Company shall have terminated this Agreement pursuant to Section 9.4(d); or
                    (ii) this Agreement is terminated by Parent or the Company pursuant to Section 9.2(b) (other than if the condition set forth in clause (ii)(a) of Annex A is not then satisfied as a result of any order, decree or filing or other action relating to any Antitrust Law) and both (x) prior to such termination, an Acquisition Proposal shall have been made to the Board or the Company or publicly announced and, in each case, not irrevocably withdrawn, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal which intention has not been irrevocably withdrawn and (y) within twelve months after the date of such termination, the Company consummates any transaction specified in the definition of “Acquisition Proposal;”
then in any such case, the Company shall pay Parent a termination fee of $2,000,000.00 by wire transfer of immediately available funds to the account or accounts designated by Parent. Such payment shall be made (1) concurrently with such termination in the case of a termination by the Company pursuant to Section 9.4(d) and (2) on the first business day after the consummation of the transaction referred to in clause (y) of Section 9.5(b)(ii) in the case of a termination fee payable pursuant to Section 9.5(b)(ii). For the avoidance of doubt, the Company shall not be required to pay a termination fee pursuant to more than one clause of this Section 9.5(b). For purposes of this Section 9.5(b), “Acquisition Proposal” shall have the meaning ascribed thereto in Section 7.2(e) except that references in Section 7.2(a) to “20%” shall be replaced by “50%”.
               (c) In the event this Agreement is terminated by (i) Parent or the Company pursuant to Section 9.2(a) as a result of any order, decree or ruling or other action relating to any Antitrust Law or (ii) Parent or the Company pursuant to Section 9.2(b) and all conditions set forth in Annex A would be satisfied if the purchase of shares tendered pursuant to the Offer were to occur on such date (other than the Minimum Condition and clause (ii)(a) of Annex A as a result of any order, decree or ruling or other action relating to any Antitrust Law), then in any such case Parent shall pay to the Company a fee of $4,000,000.00 within one business day following the termination of this Agreement, in immediately available funds by wire transfer to such account as the Company may designate in writing to Parent.
               (d) The parties acknowledge that the termination fees set forth above constitute a reasonable estimate of the damages that will be suffered by reason of the termination of this Agreement and shall be in full and complete satisfaction of any and all damages arising as a result of such termination. The parties further acknowledge that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.
          9.6. Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE X
MISCELLANEOUS AND GENERAL
          10.1. Non-Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the earlier of (i) termination of this Agreement or (ii) the Effective Time, in the case of the representations and warranties of Parent or Newco, or the purchase of Shares by Newco pursuant to the Offer, in the case of the representations and warranties of the Company. This Section 10.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.
          10.2. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the purchase and payment of any Shares by Parent or Newco pursuant to the Offer, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s stockholders hereunder or is otherwise required under any applicable law to be approved by such stockholders without the approval of such stockholders.
          10.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in pad to the extent permitted by applicable law.
          10.4. Counterparts. For the convenience of the parties hereto, this Agreement may be executed manually or by facsimile in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
          10.6. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any other competent court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objections to venue laid therein. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.8, together with written notice of such service to such party, shall be deemed effective service of process upon such party.
          10.7. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HEREBY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.
          10.8. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by overnight delivery service or by facsimile transmission (with a confirming copy sent by overnight delivery service), as follows:
(a)	If to the Company, to
Factory Card & Party Outlet Corp.
2727 Diehl Road
Naperville, IL 60563
(630) 579-6000 (telephone)
(630) 579-2501 (fax)
Attention: Gary W. Rada
with a copy to:
Sonnenschein Nath & Rosenthal LLP
8000 Sears Tower
Chicago, Illinois 60606
(312) 876-8938 (telephone)
(312) 876-7934 (fax)
Attention: Neal Aizenstein, Esq.

(b)	If to Parent or Newco, to
Amscan Holdings, Inc.
c/o Berkshire Partners LLC
One Boston Place, Suite 3300
Boston, MA 02108
(617) 227-0050 (telephone)
(617) 227-6105 (fax)
Attention: Robert J. Small
with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
(617) 951-7371 (telephone)
(617) 951-7050 (fax)
Attention: David Chapin, Esq.
or to such other persons or addresses as may be designated in writing by the party to receive such notice.
          10.9. Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.
          10.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 7.6 shall inure to the benefit of and be enforceable by the Insured Parties, including the Indemnified Parties.
          10.11. Certain Definitions. As used herein:
               (a) “affiliate” of a person means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.
               (b) “business day” means any day, other than a Saturday, Sunday, or a federal holiday in the United States of America.
               (c) “knowledge” means, in the case of the Company, the actual knowledge of the executive officers of the Company, after reasonable inquiry.

               (d) “Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”), which, when considered either individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiary, taken as a whole; excluding any effect arising out of, attributable to or resulting from (i) changes in the economy, financial markets (including the securities markets), political or regulatory conditions generally, including, without limitation, as a result of terrorist activities, engagement or escalation in hostilities involving the United States, or declaration of a national emergency or war by the United States (unless such changes disproportionately affect the Company or its subsidiary); (ii) changes generally affecting the industries and markets in which the Company and its subsidiary conduct their business (unless such changes disproportionately affect the Company or its subsidiary); (iii) changes in GAAP after the date hereof; (iv) the execution or announcement of this Agreement or the announcement or consummation of the Offer or the Merger; or (v) the identity of Parent or Newco or any actions taken in compliance herewith or otherwise with the consent of Parent, including, without limitation, the impact on the relationships of the Company with any customer, vendor, distributor, supplier, franchisee, landlord, tenant, consultant, employee or independent contractor with whom the Company or its subsidiary has any relationship.
               (e) “person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
               (f) “subsidiary” when used with reference to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.
               (g) “Tax” or Taxes” shall mean (A) any and all federal, state, local or foreign income, gross income, gross receipts, sales, use, ad valorem/personal property, transfer, capital stock, franchise, profits, license, lease, service, service use, withholding, social security (or similar, including FICA), unemployment, disability, real property, payroll employment, excise, severance, stamp, occupation, value added, premium, property, windfall profit, alternative or add-on minimum, environmental, customs, duties, estimated or other tax or assessment, escheat obligations, duty, fee, levy or other governmental charge of a similar nature, together with any interest, and any penalties, additions to tax or additional amounts with respect thereto, whether disputed or not and (B) any liability of the payment of any amounts of the type described in clause (A) of this definition as a result of being a member, presently or at any time, of an affiliated, consolidated, combined or unitary group of any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, or by contract or otherwise.
               (h) “Tax Return” shall mean any return, report, declaration, form or statement filed or required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
          10.12. Schedules. The schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same has been set forth verbatim herein. Any matter disclosed pursuant to the schedules shall be deemed to be disclosed for all purposes under this Agreement to the extent reasonably apparently on its face, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.
          10.13. Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the payment and performance thereof.
          10.14. Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything in this Section 10.14 to the contrary, the parties hereto agree that the fees contemplated in Sections 9.5(b) and 9.5(c) are the sole remedies with respect to the matters described therein.
          10.15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.
          10.16. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

FACTORY CARD & PARTY OUTLET CORP.
By:	/s/ Gary W. Rada
	Name:	Gary W. Rada
	Title:	President and Chief Executive Officer

AMSCAN HOLDINGS, INC.
By:	/s/ Robert J. Small
	Name:	Robert J. Small
	Title:	Chairman of the Board

AMSCAN ACQUISITION, INC.
By:	/s/ Robert J. Small
	Name:	Robert J. Small
	Title:	President

ANNEX A
CONDITIONS TO THE OFFER1
          Notwithstanding any other provisions of the Offer, Newco shall not be required to accept for payment, or pay for, any Shares, and may terminate or amend the Offer and may postpone the acceptance for payment of any Shares tendered if (i) immediately prior to the expiration of the Offer the Minimum Condition shall not have been satisfied, or (ii) at any time on or after the date of this Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist:
               (a) any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which materially restricts, prevents or prohibits consummation of the Offer, the Merger or any transaction contemplated by the Agreement; provided that Parent shall have used its reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;
               (b) the representations and warranties of the Company contained in the Agreement shall not be true and correct at any time prior to consummation of the Offer as though made on and as of such date, (except (i) for changes specifically permitted by the Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except in any case for such failures to be true and correct which would not, in the aggregate, have a Material Adverse Effect on the Company provided that the representations and warranties contained in the first two sentences of Section 5.1, Section 5.2 and Section 5.3 shall in any event be true and correct in all respects (except, in the case of Section 5.3, for such inaccuracies as are deminimis in the aggregate);
               (c) the Company shall not have performed or complied in all material respects with its material obligations under the Agreement to be performed or complied with by it on or prior to the date of consummation of the Offer;
               (d) the Agreement shall have been terminated in accordance with its terms; or
               (e) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or materially modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Newco the Board Recommendation or shall have recommended another offer;
and, in the reasonable good faith judgment of Parent and Newco in any such case, and regardless of the circumstances (including any action or omission by Parent or Newco; provided that Parent and Newco are not in violation of the Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

[1]	The capitalized terms used herein shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached.